                              EMPLOYMENT AGREEMENT

     This Employment Agreement ("Agreement") is entered into effective as of the 1st day of January, 1998 (the "Effective Date"), between HCC INSURANCE HOLDINGS, INC. ("HCC" or the "Company"), and STEPHEN J. LOCKWOOD
("Executive"), sometimes collectively referred to herein as the "Parties".

                                R E C I T A L S:

     WHEREAS, Executive is to be employed as Vice Chairman of the Board of Directors of HCC and Chairman and Chief Executive Officer of LDG Reinsurance Corporation ("LDG"); and

     WHEREAS, it is the desire of the Board of Directors of HCC (the "Board") to directly engage Executive in the capacities set forth above; and

     WHEREAS, Executive is desirous of committing himself to serve HCC on the terms herein provided.

     NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties agree as follows:

     2. TERM. The Company hereby agrees to employ Executive as its Vice Chairman of the Board of Directors, as the Chairman and Chief Executive Officer of LDG and as a director of HCC Benefits, Inc. ("Benefits"), and Executive hereby agrees to accept such employment, on the terms and conditions set forth herein, for the period commencing on the Effective Date and expiring as of 11:59 p.m. on December 31, 2002 (the "Basic Term") (unless sooner terminated as hereinafter set forth). At any time on or after January 1, 2000, and prior to December 31, 2002, Executive may, at his option, cease to be a full time employee and elect to begin the Consulting Period as defined in Section 6 hereof. (The period of time beginning as of the date Executive commences the Consulting Period, if before December 31, 2002, and ending on December 31, 2002 is hereinafter called the "Early Consulting Period").

     3.   DUTIES.

          (a) DUTIES AS EMPLOYEE OF THE COMPANY. Executive shall, subject to the supervision of the Board act as Vice Chairman of the Board of HCC, Chairman and Chief Executive Officer of LDG, and a director of Benefits in the ordinary course of its business with all such powers as may be reasonably incident to such responsibilities. Executive shall report to the Chairman of the Board or the President of HCC. During normal business hours Executive shall devote his full time and attention to diligently attending to the business of the Company and its subsidiaries during his term of employment hereunder. During his term of employment, Executive shall not directly or indirectly render any services of a business, commercial, or

EMPLOYMENT AGREEMENT - Page 1
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professional nature to any other person, firm, corporation, or organization, whether for compensation or otherwise, without the prior written consent of the Board. However, Executive shall have the right to engage in such activities as may be appropriate in order to manage his personal investments so long as such activities do not interfere or conflict with the performance of his duties to the Company and its subsidiaries as set forth hereunder.
The conduct of such activity shall not be deemed to materially interfere or conflict with Executive's performance of his duties until Executive has been notified in writing thereof and given a reasonable period in which to cure the same.

          (b) OTHER DUTIES. At all times during the Basic Term, the Company shall use its best efforts to cause Executive to be elected director and to serve on the Senior Management Committee of HCC. If elected, Executive agrees that he shall not be entitled to receive any compensation for serving as a Director of HCC or any of HCC's subsidiaries other than the compensation to be paid to Executive by the Company pursuant to this Agreement.

     4.   COMPENSATION AND RELATED MATTERS.

          (a) BASE SALARY. Executive shall receive an initial base salary paid by the Company at the annual rate of $450,000, during 1998 and 1999. Subject to Executive's right to begin the Consulting Period, as set forth in
Section 6, if Executive no longer acts as the Chief Executive Officer of LDG such base salary shall be reduced to $100,000 beginning January 1, 2000 or such later date as Executive ceases to act as Chief Executive Officer of LDG and shall remain at $100,000 during the remainder of the Basic Term. All base salary payments shall be payable in substantially equal monthly installments. For purposes of this Agreement, "Base Salary" shall mean the Executive's initial base salary and, when changed, the changed base salary.

          (b) BONUS PAYMENTS. Executive shall be eligible to receive, in addition to the Base Salary, an annual cash bonus payment in an amount, which may be zero, to be determined in the sole discretion of the Company's Compensation Committee.

          (c) STOCK OPTIONS. In addition to stock options previously granted to Executive, in partial consideration for Executive's non-competition agreements, set forth herein, Executive shall be provided with additional options to purchase HCC shares as follows:

          (1) 150,000 shares to be granted effective as of January 7, 1998, at an exercise price of $16.50 per share vesting in two equal installments of 75,000 shares on December 31, 1998 and December 31, 1999;

          (2) 50,000 shares on December 31 of each year during the Basic Term if, but only if, Executive is maintaining the position of Chief Executive Officer of LDG and if not maintaining such position on such date such option shall be reduced to 25,000 options if, but only if, Executive is acting as Chairman of LDG. Such options

EMPLOYMENT AGREEMENT - Page 2
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               shall be priced at the average closing price of HCC shares for the month of December of the year of the grant. Any option so granted shall vest immediately.

          (d) EXPENSES. During the Basic Term Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and procedures established by the Board for its senior executive officers) in performing services hereunder, provided that Executive properly accounts therefor in accordance with Company policy and such expenses are approved by the Chairman of the Board or President of HCC.

          (e) OTHER BENEFITS. Executive shall be entitled to participate in or receive benefits under any employee benefit plan or other arrangement made available by the Company now or in the future to its senior executive officers and key management employees, subject to and on a basis consistent with the terms, conditions, and overall administration of such plan or arrangement. Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the Base Salary payable to Executive pursuant to subsection (a) of this Section. The Company shall not make any changes in any employee benefit plans or other arrangements in effect on the date hereof or subsequently in effect in which Executive currently or in the future participates (including, without limitation, each pension and retirement plan, supplemental pension and retirement plan, savings and profit sharing plan, stock or unit ownership plan, stock or unit purchase plan, stock or unit option plan, life insurance plan, medical insurance plan, disability plan, dental plan, health and accident plan, or any other similar plan or arrangement) that would adversely affect Executive's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to substantially all executives of the Company and does not result in a proportionately greater reduction in the rights of or benefits to Executive as compared with any other executive of the Company.

          (f) VACATIONS. Executive shall be entitled to fifty (50) paid vacation days per year for each of the calendar years ended December 31 of the Basic Term while Executive is a full-time Employee. There shall be no carryover of unused vacation from year to year. For purposes of this Section, weekends shall not count as vacation days, and Executive shall also be entitled to all paid holidays given by the Company to its senior executive officers.

          (g) PERQUISITES. Executive shall be entitled to receive the perquisites and fringe benefits appertaining to an executive officer of HCC in accordance with any practice established by the Company's Compensation Committee. Notwithstanding, and in addition to, any perquisites to which Executive is entitled pursuant to the preceding sentence, Executive shall:
(i) have use of a Mercedes 500 SEL automobile, and the Company shall pay all expenses related to Executive's use of such car, including gasoline, insurance, and maintenance; and (ii) be allowed to travel on business utilizing: (x) First Class Domestic and International passage plus (y) for so long as Executive remains as Chief Executive Officer or Chairman of the Board of LDG, up to $3,000,000 of corporate aircraft expense (not to exceed $650,000 in each of the calendar years ending December 31, 1998 and 1999 and $575,000 in each of the calendar years

EMPLOYMENT AGREEMENT - Page 3
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ending December 31, 2000 and 2001 and $550,000 in the calendar year ending
December 31, 2002). To avoid confusion, Executive's use of the corporate aircraft shall terminate if Executive ceases to be both Chief Executive Officer and the Chairman of the Board of LDG but not if he ceases to hold only one of such positions while retaining the other. In addition, Executive's right to use corporate aircraft shall immediately terminate upon Executive's death or termination for Cause, whether during the Basic Term, the Early Consulting Period, or the Consulting Period. From and after the Effective Date, Executive shall be entitled to utilization of an office and employees (whose compensation will not exceed $75,000 per year).

          (h) PRORATION. Any payments or benefits payable to Executive hereunder in respect of any calendar year during which Executive is employed by the Company for less than the entire year, unless otherwise provided in the applicable plan or arrangement, shall be prorated in accordance with the number of days in such calendar year during which he is so employed.

     5.   TERMINATION.

          (a)  DEFINITIONS.

               (1)  "CAUSE" shall mean:

                    (i) Material dishonesty which is not the result of an inadvertent or innocent mistake of Executive with respect to the Company or any of its subsidiaries;

                    (ii) Willful misfeasance or nonfeasance of duty by Executive intended to injure or having the effect of injuring in some material fashion the reputation, business, or business relationships of the Company or any of its subsidiaries or any of their respective officers, directors, or employees;

                    (iii) Material violation by Executive of any term of this Agreement; or

                    (iv) Conviction of Executive of any felony, any crime involving moral turpitude or any crime other than a vehicular offense which could reflect in some material fashion unfavorably upon the Company or any of its subsidiaries.

     Executive may not be terminated for Cause unless and until there has been delivered to Executive written notice from the Board supplying the particulars of Executive's acts or omissions that the Board believes constitutes Cause, a reasonable period of time (not less than 30 days) has been given to Executive after such notice to either cure the same or to meet with Board with his attorney if so desired by Executive, and following which the Board by action of not less than two-thirds (2/3rd) of its members furnishes to Executive a written resolution specifying in detail with findings that Executive has been terminated for Cause as of the date set forth in the notice to Executive.

               (2)  A "CHANGE OF CONTROL" shall be deemed to have occurred if:

EMPLOYMENT AGREEMENT - Page 4
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                    (i)   Any "person" or "group" (within the meaning of
     Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of 50% or more of the Company's then outstanding voting common stock; or

                    (ii) At any time during the period of three (3) consecutive years (not including any period prior to the date hereof), individuals who at the beginning of such period constituted the Board (and any new director whose election by the Board or whose nomination for election by the Company's shareholders were approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof; or

                    (iii) The shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation (a) in which a majority of the directors of the surviving entity were directors of the Company prior to such consolidation or merger, and (b) which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being changed into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation; or

                    (iv) The shareholders approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

               (3) A "DISABILITY" shall mean the absence of Executive from Executive's duties with the Company on a full-time basis for 180 consecutive days, or 180 days in a 365-day period, as a result of incapacity due to mental or physical illness which results in the Executive being unable to perform the essential functions of his position, with or without reasonable accommodation.

               (4) A "GOOD REASON" shall mean any of the following (without Executive's express written consent):

                    (i) Following a Change of Control, a material alteration in the nature or status of Executive's title, duties or responsibilities, or the assignment of duties inconsistent with, or a substantial and material alteration in the nature or status of, Executive's duties and responsibilities;

EMPLOYMENT AGREEMENT - Page 5

                    (ii) A failure by the Company to continue in effect any employee benefit plan in which Executive was participating, or the taking of any action by the Company that would adversely affect Executive's participation in, or materially reduce Executive's benefits under, any such employee benefit plan, unless such failure or such taking of any action adversely affects the senior members of corporate management of the Company generally to the same extent;

                    (iii) Executive's required relocation to any place other than his current office exceeding a distance of one hundred (100) miles from Wakefield, Massachusetts, except for reasonably required travel by Executive on the Company's business;

                    (iv) Any material breach by the Company of any provision of this Agreement if such material breach has not been cured within thirty
     (30) days following written notice of such breach by Executive to the Company setting forth with reasonable specificity the nature of the breach; or

                    (v) Any failure by the Company to obtain the assumption and performance of this Agreement by any successor (by merger, consolidation, or otherwise) or assign of the Company.

     However, Good Reason shall exist with respect to an above-specified matter only if such matter is not corrected by the Company within thirty (30) days of its receipt of written notice of such matter from Executive, and in no event shall a termination by Executive occurring more than ninety (90) days following the date of the event described above be a termination for Good Reason due to such event.

               (5) "TERMINATION DATE" shall mean the date Executive is terminated for any reason pursuant to this Agreement.

          (b)  TERMINATION WITHOUT CAUSE OR TERMINATION FOR GOOD REASON:
BENEFITS. In the event there is a termination without Cause or if Executive terminates for Good Reason (a "Termination Event"), this Agreement shall terminate and Executive shall be entitled to the following severance benefits:

               (1) For a period of twelve (12) months after the Termination Event (unless the remainder of the Basic Term is less than 12 months in which case, for an amount of time equal to the remainder of the Basic
     Term), Base Salary (as defined in Section 3(a), at the rate in effect immediately prior to the Termination Event, payable quarterly, in arrears.

               (2) Subject to any contrary provisions of any stock option grant or plan that might provide for acceleration of vesting of options at an earlier date than set forth herein, if there is a Change of Control or if there is a termination without Cause, any

EMPLOYMENT AGREEMENT - Page 6
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     stock options which Executive has received under the HCC Stock Option Plans shall vest immediately; provided, however, that the right to receive options referenced in Section 3(c)(2) above shall terminate upon termination from employment for any reason, and further, if there is a termination for Good Reason, all unvested options shall be void.

               (3) To the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy or practice, or contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits"). Without limiting the preceding sentence, through December 31, 2002, the Company, at its sole expense, shall continue to provide (through its own plan and/or individual policies) Executive (and Executive's dependents) with health benefits no less favorable than the group health plan benefits provided during such period to any senior executive officer in the Company or any affiliated company (to the extent any such coverage or benefits are taxable to Executive by reason of being provided under a self-insured health plan of the Company or an affiliate, the Company shall make Executive "whole" for the same on an after-tax basis.) In any event the Other Benefits provided for pursuant to this Section shall be secondary to any benefits and coverage Executive (or his dependents) receive from another employer.

               (4) If Executive receives any payments whether or not pursuant to this Agreement which are subject to an excise tax imposed under
     Section 4999 of the Internal Revenue Code of 1986, as amended, or any similar tax imposed under federal, state, or local law (collectively, "Excise Taxes"), the Company shall pay to Executive (on or before the date on which the Company is required to withhold such Excise Taxes), 1) an additional amount equal to all Excise Taxes then due and payable, and
     2) the amount necessary to defray Executive's increased (federal, state, and local) tax liability arising due to payment of the amount specified in this subsection (b)(4) which shall include any costs and expenses, including penalties and interest incurred by Executive in connection with any audit, proceedings, etc. related to the payment of such Excise Taxes or this payment. For purposes of calculating the amount payable to Executive under this Section, the federal and state income tax rates used shall be the highest marginal federal and state rates applicable to ordinary income in Executive's state of residence, taking into account any federal income tax deductions or credits available to Executive for state income taxes. The Company shall cause its independent auditors to calculate such amount and provide Executive a copy of such calculation at least ten (10) days prior to the date specified above for payment of such amount. It is the intent of the Parties that this subsection (b)(4) shall place Executive in the same net after-tax position Executive would have been in had no payment been subject to an Excise Tax and, notwithstanding anything herein to the contrary, it shall be construed to effectuate said result;

               (5) All accrued compensation and unreimbursed expenses through the Termination Date. Such amounts shall be paid to Executive in a lump sum in cash within

EMPLOYMENT AGREEMENT - Page 7
     thirty (30) days after the Termination Date; and

               (6) Executive shall be free to accept other employment during such period, and there shall be no offset of any employment compensation earned by Executive in such other employment during such period against payments due Executive hereunder, and there shall be not offset in any compensation received from such other employment against the Base Salary set forth above; provided, however, that such compensation may terminate if acceptance of such employment would violate any of the provisions of
     Section 5, below

     If Executive's employment is terminated pursuant to this subsection (b) on or after October 1 of any year, any cash or stock bonus which Executive would otherwise have been awarded in such year shall be awarded as if termination had not taken place.

          (c) TERMINATION IN EVENT OF DEATH: BENEFITS. If Executive's employment is terminated by reason of Executive's death during the Basic Term, this Agreement shall terminate without further obligation to Executive's legal representatives under this Agreement, other than for payment of all accrued compensation, unreimbursed expenses, the timely payment or provision of Other Benefits through the date of death, and, if such death occurs on or after October 1 of any year, such cash or stock bonus as Executive would otherwise have been awarded in such year if Executive's death had not occurred. Such amounts shall be paid to Executive's estate or beneficiary, as applicable, in a lump sum in cash within ninety (90) days after the date of death. With respect to the provision of Other Benefits, the term Other Benefits as used in this Section 4(c) shall include, without limitation, and Executive's estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company to the estates and beneficiaries of other executive level employees of the Company under such plans, programs, practices, and policies relating to death benefits, if any, as in effect with respect to other executives and their beneficiaries at any time during the 120-day period immediately preceding the date of death. Additionally, all stock options for which Executive would have been eligible had he completed the Basic Term (except as set forth in Section 4(b)(2), shall be accelerated, and Executive's estate or beneficiary shall be vested in such options as of the date of Executive's termination.

          (d) TERMINATION IN EVENT OF DISABILITY: BENEFITS. If Executive's employment is terminated by reason of Executive's Disability during the Basic Term, this Agreement shall continue in full force for a period of one (1) year following such Disability and if such Disability occurs on or after October 1 of any year Executive shall be entitled to the same cash or stock bonus in such year that Executive would have been awarded if such Disability had not occurred. Following such one (1) year period, this Agreement shall continue in full force for the remainder of the Basic Term except that (a) the Base Salary shall be reduced by 50% and (b) Executive shall, not be entitled to any subsequent cash or stock bonuses. In addition, all outstanding options shall vest immediately upon the date of such Disability.

         (e)  VOLUNTARY TERMINATION BY EXECUTIVE AND TERMINATION FOR CAUSE:
BENEFITS. Executive may terminate his employment with the Company by giving written notice

EMPLOYMENT AGREEMENT - Page 8
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of his intent and stating an effective Termination Date at least ninety (90)
days after the date of such notice; provided, however, that the Company may accelerate such effective date by paying Executive through the proposed Termination Date. The Company may terminate Executive's employment with Cause at any time. Upon such a termination by Executive or upon termination for Cause by the Company, this Agreement shall terminate and the Company shall pay to Executive all accrued compensation, unreimbursed expenses and the Other Benefits through the Termination Date. Such amounts shall be paid to Executive in a lump sum in cash within thirty (30) days after the later of the date of termination or the date of the Board's decision as set forth herein. Upon a voluntary termination by employee or termination for Cause, Executive shall be entitled to receive no further salary nor consulting payments as set forth herein. Upon such termination, all unvested options shall terminate and be of no further force or effect.

          (f) DIRECTOR POSITIONS. Executive agrees that upon termination of employment, for any reason, at the request of the Chairman of the Board, and if Executive owns less than 2,000,000 shares of HCC Common Stock or if Executive has been terminated for Cause, he will immediately tender his resignation from any and all Board positions held with the Company and/or any of its subsidiaries and affiliates, including without limitation, as Vice Chairman of the Company, Chairman of LDG, and a Director of Benefits. If Executive remains as a Director, after such termination, Executive shall be compensated as an outside director. While an outside Director, Executive shall be entitled to First Class Business Travel but shall no longer be entitled to use of corporate aircraft.

          (g) SEVERANCE PAYMENT. In addition to all other payments due hereunder in the event of Executive's termination other than for Cause, as both Chief Executive Officer and Chairman of the Board of LDG, Executive shall receive a severance payment in the amount of $1.3 million reduced by the corporate aircraft expense previously utilized by Executive since January 1, 1998 in excess of $300,000 in each calendar year beginning January 1, 1998. At the Company's sole election, such severance may be paid in cash or by permitting the Executive to incur additional corporate aircraft expense.

     6. NON-COMPETITION, NON-SOLICITATION, AND CONFIDENTIALITY. Executive recognizes and agrees that the benefit of not being employed at-will, is provided in consideration for, among other things, the agreements contained in this Section, as well as the Stock Options granted to Executive pursuant to this Agreement. The Company agrees that while employed pursuant to this Agreement, Executive will be provided with confidential information of Company; specialized training on how to perform his duties; and contact with the Company's customers and potential customers. Furthermore, in the event Executive is terminated without Cause, or terminates for Good Reason, and more than one (1) year remains on the existing Basic Term, then Executive shall receive additional consideration in an amount equal to the quotient of the Base Salary divided by 12, which shall thereupon be multiplied by the number of months remaining in the Basic Term minus 12 months and which shall be paid in one lump sum within ten (10) days of such termination.

     In consideration of all of the foregoing, Executive agrees as follows:

EMPLOYMENT AGREEMENT - Page 9
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          (a)  NON-COMPETITION DURING EMPLOYMENT.  Executive agrees during the Basic Term he will not compete with the Company by engaging in the conception, design, development, production, marketing, or servicing of any product or service that is substantially similar to the products or services which the Company provides, and that he will not work for, in any capacity, assist, or become affiliated with as an owner, partner, etc., either directly or indirectly, any individual or business which offers or performs services, or offers or provides products substantially similar to the services and products provided by Company.

          (b) CONFLICTS OF INTEREST. Executive agrees that during the Basic Term, he will not engage, either directly or indirectly, in any activity (a "Conflict of Interest") which might adversely affect the Company or its affiliates, including ownership of a material interest in any supplier, contractor, distributor, subcontractor, customer or other entity with which the Company does business or accepting any material payment, service, loan, gift, trip, entertainment, or other favor from a supplier, contractor, distributor, subcontractor, customer or other entity with which the Company does business, and that Executive will promptly inform the Chairman of the Company as to each offer received by Executive to engage in any such activity. Executive further agrees to disclose to the Company any other facts of which Executive becomes aware which might in Executive's good faith judgment reasonably be expected to involve or give rise to a Conflict of Interest or potential Conflict of Interest.

          (c) NON-COMPETITION AFTER TERMINATION. Executive agrees that Executive shall not, at any time during the period of three (3) years (the "Non-Competition Period"; unless there shall be a Change of Control of HCC, in which case the Non-Competition Period shall be reduced to 18 months) after the termination of the Basic Term, for any reason, within any of the markets in which the Company has sold products or services or formulated a plan to sell products or services into a market during the last twelve (12) months of Executive's employ or which the Company enters into within three (3) months thereafter, engage in or contribute Executive's knowledge to any work which is competitive with or similar to a product, process, apparatus, service, or development on which Executive worked or with respect to which Executive had access to Confidential Information while employed by the Company; provided, however, this subsection (c) shall not operate to prevent Executive from engaging in retail insurance or re-insurance activities during such three-year period to the extent such activities do not compete or permit any other person or entity to compete with any business the Company or any of its subsidiaries or affiliated companies were engaged in at the time of such termination or which the Company enters into within three (3) months thereafter. Following the expiration of said three (3) year period, Executive shall continue to be obligated under the Confidential Information Section of this Agreement not to use or to disclose Confidential Information of the Company so long as it shall not be publicly available. It is understood that the geographical area set forth in this covenant is divisible so that if this clause is invalid or unenforceable in an included geographic area, that area is severable and the clause remains in effect for the remaining included geographic areas in which the clause is valid.

          (d) NON-SOLICITATION OF CUSTOMERS. Executive further agrees that for a period of three (3) years after the termination of the Basic Term (unless there shall be a Change

EMPLOYMENT AGREEMENT - Page 10
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of Control of HCC in which case such period shall be reduced to 18 months), he will not solicit or accept any business from any customer or client or prospective customer or client with whom Executive dealt or solicited while employed by Company during the last twelve (12) months of his employment.

          (e) NON-SOLICITATION OF EMPLOYEES. Executive agrees that for the duration of the Basic Term, and for a period of three (3) years after the termination of the Basic Term, he will not either directly or indirectly, on his own behalf or on behalf of others, solicit, attempt to hire, or hire any person employed by Company to work for Executive or for another entity, firm, corporation, or individual.

          (f) CONFIDENTIAL INFORMATION. Executive further agrees that he will not, except as the Company may otherwise consent or direct in writing, reveal or disclose, sell, use, lecture upon, publish or otherwise disclose to any third party any Confidential Information or proprietary information of the Company, or authorize anyone else to do these things at any time either during or subsequent to his employment with the Company. This Section shall continue in full force and effect after termination of Executive's employment and after the termination of this Agreement. Executive's obligations under this Section with respect to any specific Confidential Information and proprietary information shall cease when that specific portion of the Confidential Information and proprietary information becomes publicly known, in its entirety and without combining portions of such information obtained separately. It is understood that such Confidential Information and proprietary information of the Company include matters that Executive conceives or develops, as well as matters Executive learns from other employees of Company. Confidential Information is defined to include information: (1) disclosed to or known by the Executive as a consequence of or through his employment with the Company; (2) not generally known outside the Company; and (3) which relates to any aspect of the Company or its business, finances, operation plans, budgets, research, or strategic development. Confidential Information includes, but is not limited to the Company's trade secrets, proprietary information, financial documents, long range plans, customer lists, employer compensation, marketing strategy, data bases, costing data, computer software developed by the Company, investments made by the Company, and any information provided to the Company by a third party under restrictions against disclosure or use by the Company or others.

          (g) RETURN OF DOCUMENTS, EQUIPMENT, ETC. All writings, records, and other documents and things comprising, containing, describing, discussing, explaining, or evidencing any Confidential Information, and all equipment, components, parts, tools, and the like in Executive's custody or possession that have been obtained or prepared in the course of Executive's employment with the Company shall be the exclusive property of the Company, shall not be copied and/or removed from the premises of the Company, except in pursuit of the business of the Company, and shall be delivered to the Company, without Executive retaining any copies, upon notification of the termination of Executive's employment or at any other time requested by the Company. The Company shall have the right to retain, access, and inspect all property of Executive of any kind in the office, work area, and on the premises of the Company upon termination of Executive's employment and at any time during employment by the

EMPLOYMENT AGREEMENT - Page 11

Company to ensure compliance with the terms of this Agreement.

          (h) REAFFIRM OBLIGATIONS. Upon termination of his employment with the Company, Executive, if requested by Company, shall reaffirm in writing Executive's recognition of the importance of maintaining the confidentiality of the Company's Confidential Information and proprietary information, and reaffirm any other obligations set forth in this Agreement.

          (i) PRIOR DISCLOSURE. Executive represents and warrants that he has not used or disclosed any Confidential Information he may have obtained from the Company prior to signing this Agreement, in any way inconsistent with the provisions of this Agreement.

          (j) CONFIDENTIAL INFORMATION OF PRIOR COMPANIES. Executive will not disclose or use during the period of his employment with the Company any proprietary or Confidential Information or copyright works which Executive may have acquired because of employment with an employer other than the Company or acquired from any other third party, whether such information is in Executive's memory or embodied in a writing or other physical form.

          (k)  BREACH.  Executive agrees that any breach of Sections 5(a),
(b), (c), (d), (e) or (f) above cannot be remedied solely by money damages, and that in addition to any other remedies Company may have, Company is entitled to obtain injunctive relief against Executive. Nothing herein, however, shall be construed as limiting the Company's right to pursue any other available remedy at law or in equity, including recovery of damages and termination of this Agreement and/or any payments that may be due pursuant to this Agreement.

          (l) RIGHT TO ENTER AGREEMENT. Executive represents and covenants to Company that he has full power and authority to enter into this Agreement and that the execution of this Agreement will not breach or constitute a default of any other agreement or contract to which he is a party or by which he is bound.

          (m) EXTENSION OF POST-EMPLOYMENT RESTRICTIONS. In the event Executive breaches Sections 5(b), (c), (d), or (e) or (f) above, the restrictive time periods contained in those provisions will be extended by the period of time Executive was in violation of such provisions.

          (n) ENFORCEABILITY. The agreements contained in this Section 5 are independent of the other agreements contained herein. Accordingly, failure of the Company to comply with any of its obligations outside of this Section do not excuse Executive from complying with the agreements contained herein.

          (o) SURVIVABILITY. The agreements contained in Sections 5(c) through (g) shall survive the termination of this Agreement for any reason.

     7. CONSULTING AGREEMENT. (a) Effective upon Executive's termination of employment for any reason other than Executive's termination prior to the end of the Basic Term

EMPLOYMENT AGREEMENT - Page 12
by the Company for Cause, HCC hereby retains Executive as a consultant (an independent contractor and not as an employee) for a period of five (5) years (the "Consulting Period"). Termination of the Basic Term shall not effect the Parties' rights and obligations under this Section 6. Subject to the following, Executive agrees to provide, if requested, a minimum of 100 hours of service per year, or, as requested by the Company, up to a total of 500 hours during any one year of the Consulting Period; provided, however, that the total number of hours to be worked over the duration of the Consulting Period shall not exceed 500 (the "Consulting Services"). The Consulting Services to be provided shall be commensurate with Executive's training, background, experience and prior duties with the Company. Executive agrees to make himself reasonably available to provide such Consulting Services during the Consulting Period; provided, however, the Company agrees that it shall provide reasonable advance notice to Executive of its expected consulting needs and any request for Consulting Services hereunder shall not unreasonably interfere with Executive's other business activities and personal affairs as determined in good faith by Executive. In addition, Executive shall not be required to perform any requested Consulting Services which, in Executive's good faith opinion, would cause Executive to breach any fiduciary duty or contractual obligation Executive may have to another employer. Further, during the Consulting Period, Executive shall not be subject to any non-competition provisions except for the three-year period provided for in Section 5(c). Unless waived by Executive, Executive shall not be required to perform Consulting Services for more than four (4) days during any week or for more than eight (8) hours during any day. Executive's travel time shall constitute hours of Consulting Services for purposes of this Section 6. The Parties contemplate that, when appropriate, the Consulting Services shall be performed at Executive's office, residence or at LDG's executive offices in Wakefield, Massachusetts, and may be performed at such other locations only as they may mutually agree upon. Executive shall be properly reimbursed for all travel and other expenses reasonably incurred by Executive in rendering the Consulting Services but Executive shall not be entitled to utilize corporate aircraft during the Consulting Period. HCC shall pay Executive $100,000 per year (the "Yearly Consulting Fee") and a total of $500,000 (the "Total Consulting Fee") during the Consulting Period, payable monthly in arrears, provided, however, if Executive works in excess of 100 hours in any calendar year, such calendar year's Yearly Consulting Fee shall be increased by multiplying the number of hours in excess of 100 by $1,000 and such excess amount shall be reduced from the final Yearly Consulting Fee paid to Executive as set forth in this Section 6 and shall not increase the Total Consulting Fee. Executive may elect to delay payment for services but not the services themselves. Except as set forth below and in Sections 4(c) or 4(d) hereof, if Executive fails to provide the hours requested by the Company in any 12-month period, Executive's rights to receive any further Consulting Fee shall immediately terminate. During the Consulting Period, Executive shall receive no employment benefits from HCC. If Executive dies or becomes Disabled during the Consulting Period neither he nor, on his death, his beneficiary or estate, shall receive or continue to receive as the case may be the Consulting Fee during the remainder of the Consulting Period.

          (b) If Executive has elected to begin the Early Consulting Period, during such Early Consulting Period Executive shall be required to provide Consulting Services in any amount of, at least, 500 hours per each calendar year. During such Early Consulting Period,

EMPLOYMENT AGREEMENT - Page 13

Executive shall: (a) receive the Consulting Fee of $100,000 per year; (b) receive stock options in an amount equal to 25,000 shares per year (exercisable at a price as set forth in Section 3(c)(2) hereof); and (c) shall be entitled to the use of corporate aircraft in a manner determined in accordance with Section 3(g) hereof. During such Early Consulting Period, Executive shall receive no employment benefits from HCC. If Executive dies or becomes Disabled during the Early Consulting Period, for the remainder of such Early Consulting Period (but not for the Consulting Period) Executive (or, on his death, his beneficiary or estate) shall continue to receive as the case may be the Consulting Fee for the remainder of the Early Consulting Period.

     8. ASSIGNMENT. This Agreement may be assigned by Company, but cannot be assigned by Executive.

     9. BINDING AGREEMENT. Executive understands that his obligations under this Agreement are binding upon Executive's heirs, successors, personal representatives, and legal representatives.

          If to Executive:              Stephen J. Lockwood
                                        29 Bradlee Road
                                        Marblehead, MA  01945
                                        Fax: _______________

          If to Company:                HCC Insurance Holdings, Inc.
                                        13403 Northwest Freeway
                                        Houston, TX  77040
                                        Att.: Chairman of the Board
                                        Fax:  (713) 462-2401

          with a copy (which shall      Arthur S. Berner, Esq.
          not constitute notice) to:    Winstead Sechrest & Minick P.C.
                                        Suite 2400
                                        910 Travis Street
                                        Houston, TX  77002-5895
                                        Fax:  (713) 650-2400

     10. WAIVER. No waiver by either party to this Agreement of any right to enforce any term or condition of this Agreement, or of any breach hereof, shall be deemed a waiver of such right in the future or of any other right or remedy available under this Agreement.

     11. SEVERABILITY. If any provision of this Agreement is determined to be void, invalid, unenforceable, or against public policy, such provisions shall be deemed severable from the Agreement, and the remaining provisions of the Agreement will remain unaffected and in full force and effect.

     12. ARBITRATION. In the event any dispute arises out of Executive's employment with the Company, or separation therefrom, which cannot be resolved by the Parties, such dispute

EMPLOYMENT AGREEMENT - Page 14
shall be submitted to final and binding arbitration. The arbitration shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association ("AAA"). If the Parties cannot agree on an arbitrator, a list of seven (7) arbitrators will be requested from AAA, and the arbitrator will be selected using alternate strikes with Executive striking first. The cost of the arbitration will be shared equally by Executive and the Company. Arbitration of such disputes is mandatory and in lieu of any and all civil causes of action and lawsuits either Party may have against the other arising out of Executive's employment with Company, or separation therefrom. Such arbitration shall be held in Houston, Texas.

     13. ENTIRE AGREEMENT. The terms and provisions contained herein shall constitute the entire agreement between the Parties with respect to Executive's employment with Company during the time period covered by this Agreement. This Agreement replaces and supersedes any and all existing Agreements entered into between Executive and the Company relating generally to the same subject matter, if any, and shall be binding upon Executive's heirs, executors, administrators, or other legal representatives or assigns.

     14. MODIFICATION OF AGREEMENT. This Agreement may not be changed or modified or released or discharged or abandoned or otherwise terminated, in whole or in part, except by an instrument in writing signed by the Executive and an officer or other authorized executive of the Company.

     15. UNDERSTAND AGREEMENT. Executive represents and warrants that he has read and understood each and every provision of this Agreement, and Executive understands that he has the right to obtain advice from legal counsel of his choice, if necessary and desired, in order to interpret any and all provisions of this Agreement, and that Executive has freely and voluntarily entered into this Agreement.

     16. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

     17   JURISDICTION AND VENUE.  With respect to any litigation regarding this Agreement, Executive agrees to venue in the state or federal courts in Harris County, Texas, and agrees to waive and does hereby waive any defenses and/or arguments based upon improper venue and/or lack of personal jurisdiction. By entering into this Agreement, Executive agrees to personal jurisdiction in the state and federal courts in Harris County, Texas.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EXECUTIVE                              COMPANY

                                       HCC INSURANCE HOLDINGS, INC.

EMPLOYMENT AGREEMENT - Page 15

/s/ Stephen J. Lockwood                By:  /s/ Stephen L. Way
--------------------------------          ------------------------------
STEPHEN J. LOCKWOOD                       STEPHEN L. WAY
                                          Chief Executive Officer and
                                          Chairman of the Board


Dated:  3/3/99                         Dated:  3/3/99
      --------------------------             ---------------------------








EMPLOYMENT AGREEMENT - Page 16